As filed with the Securities and Exchange Commission on December 7, 2005

                                                  Registration No. 333-_________
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                        TRUMP ENTERTAINMENT RESORTS, INC.
             (Exact Name of Registrant as Specified in its Charter)

           Delaware                                      13-3818402
  (State or Other Jurisdiction of          (I.R.S. Employer Identification No.)
   Incorporation or Organization)

                                 1000 Boardwalk
                         Atlantic City, New Jersey 08401
                                 (609) 449-6515

               (Address, Including Zip Code, and Telephone Number, including Area Code, of Company's Principal Executive Offices)

                        TRUMP ENTERTAINMENT RESORTS, INC.
                            2005 INCENTIVE AWARD PLAN

                              (Full Title of Plan)

                                Robert M. Pickus
                     Executive Vice President and Secretary
                        Trump Entertainment Resorts, Inc.
                                 1000 Boardwalk
                         Atlantic City, New Jersey 08401
                                 (609) 449-5573

                     (Name and Address, Including Zip Code,
        and Telephone Number, Including Area Code, of Agent For Service)

                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                             Proposed               Proposed
                                                     Amount to be        Maximum Offering      Maximum Aggregate       Amount of
      Title of Securities to be Registered          Registered(1)       Price Per Share(2)     Offering Price(2)   Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share           4,000,000 shares           $18.12              $72,480,000          $7,755.36
====================================================================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there shall also be deemed registered hereby such additional number of shares of Common Stock of the Registrant as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, based upon (i) an exercise price of $17.75 per share for 300,000 of the shares to be registered pursuant to this Registration Statement and (ii) for the remaining 3,700,000 shares, the average of the high and low sales prices of the Common Stock on The Nasdaq National Market on November 30, 2005.


================================================================================

                                EXPLANATORY NOTE

           The Registrant has prepared this registration statement (the "Registration Statement") in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act") to register (i) future issuances of up to 3,440,000 shares of Common Stock in the event of grants of awards under the Trump Entertainment Resorts, Inc. 2005 Incentive Awards Plan (the "Plan"); (ii) issuances of 300,000 shares of Common Stock upon the exercise of options previously granted under the Plan; (iii) resales of 100,000 and 90,000 shares of restricted Common Stock that have been previously issued to James B. Perry and Mark Juliano (the "Executives"), respectively, under the Plan; and (iv) resales of an aggregate of 70,000 shares of restricted Common Stock that were previously issued in 10,000 share increments to each of Wallace B. Askins, Edward H. D'Alelio, James J. Florio, Cezar M. Froelich, Morton E. Handel, Michael A. Kramer and Don M. Thomas (the "Directors" and, together with the Executives, the "Selling Stockholders") under the Plan. Accordingly, this Registration Statement also includes a reoffer prospectus that has been prepared in accordance with the requirements of Part I of From S-3 and, pursuant to General Instruction C of Form S-8, may be used for reofferings and resales on a continuous or delayed basis of 260,000 shares of restricted Common Stock that have been issued to the Selling Stockholders under the Plan and 300,000 shares of Common Stock that have been issued or are issuable upon the exercise of options granted to the Selling Stockholders under the Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

           The documents containing the information required by Part I of Form S-8 will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

           Under the cover of this Form S-8 is a reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3. The reoffer prospectus may be used for reofferings and resales on a continuous or delayed basis of 260,000 shares of restricted stock that have been issued to the Selling Stockholders under the Plan and 300,000 shares of Common Stock that have been issued or are issuable upon the exercise of options granted to the Selling Stockholders under the Plan.

                               REOFFER PROSPECTUS
                               ------------------

                        TRUMP ENTERTAINMENT RESORTS, INC.

           260,000 SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE

           These shares of common stock (1) have been issued to certain of our executive officers and directors as restricted stock awards under the Trump Entertainment Resorts, Inc. 2005 Incentive Awards Plan or (2) may be acquired upon the exercise of options granted under the Plan to one of our executive officers. We will not receive any of the proceeds from any such offering.

           The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares at the time of sale or through negotiated transactions with third parties.

           The registration statement of which this prospectus is a part permits the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell common stock through ordinary broker transactions, directly to market makers of our shares, directly to third parties, through underwriters in public offerings, or through other means described in the section entitled "Plan of Distribution" beginning on page 13.

           Our common stock became listed on the Nasdaq National Market under the ticker symbol "TRMP" on September 20, 2005. The last reported sale price for our common stock on December 6, 2005 was $19.00 per share.

           INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 6.

           NEITHER THE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is December 7, 2005.

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Special Note Regarding Forward-Looking Statements..........................  3
Trump Entertainment Resorts, Inc. .........................................  3
Risk Factors...............................................................  6
Where You Can Find More Information........................................ 11
Use of Proceeds............................................................ 12
Selling Stockholders....................................................... 12
Plan of Distribution....................................................... 13
Legal Matters.............................................................. 15
Experts.................................................................... 15


           YOU SHOULD ONLY RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE COMMON STOCK IS NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENT.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

           This prospectus and the registration statement of which it forms a part and the documents incorporated by reference into these documents contain statements that we believe are, or may be considered to be, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this prospectus and the registration statement of which it forms a part regarding the prospects of our industry or our prospects, plans, financial position or business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as "may," "will," "expect," "intend," "estimate," "foresee," "project," "anticipate," "believe," "plans," "forecasts," "continue" or "could" or the negatives of these terms or variations of them or similar terms. Furthermore, such forward-looking statements may be included in various filings that we make with the Commission, or press releases or oral statements made by or with the approval of one of our authorized executive officers. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in the section entitled "Risk Factors" beginning on page 6 of this prospectus. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the Commission on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

                        TRUMP ENTERTAINMENT RESORTS, INC.

OUR BUSINESS

           We are a holding company for subsidiaries that currently own, operate and manage four casino hotel properties:

     o    Trump Taj Mahal Casino Resort located on Atlantic City's boardwalk;

     o    Trump Plaza Hotel and Casino located on Atlantic City's boardwalk;

     o    Trump Marina Hotel Casino in Atlantic City's Marina district; and

     o Trump Indiana Casino Hotel, a riverboat casino hotel located approximately 25 miles from downtown Chicago.

           On November 3, 2005, Trump Entertainment Resorts Holdings, L.P. ("TER Holdings"), of which we are the general partner and a limited partner, entered into a stock purchase agreement with Majestic Star Casino, LLC regarding the proposed sale of Trump Indiana Casino Hotel. The transaction is expected to close at the end of the 2005 calendar year.

RECENT DEVELOPMENTS AND THIS OFFERING

           On November 21, 2004, Trump Hotels & Casino Resorts, Inc., our predecessor company and its subsidiaries filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court"), as part of a pre-arranged plan of reorganization. While in bankruptcy, we continued to manage our properties and operate our businesses as "debtors-in-possession" under the jurisdiction of the Bankruptcy Court.

           On April 5, 2005, the Bankruptcy Court entered an order confirming our Second Amended and Restated Joint Plan of Reorganization, dated as of March 30, 2005, as amended (the "Plan of Reorganization"). The Plan of Reorganization became effective on May 20, 2005 (the "Effective Date"), at which time all material conditions to the Plan of Reorganization were satisfied and we emerged from chapter 11.

           For a summary of certain actions that occurred as of the Effective Date and the distributions that were made to holders of our securities under the Plan of Reorganization, see our Current Report on Form 8-K, filed with the Commission on May 26, 2005.

           As part of the Plan of Reorganization, we implemented a 1,000 for 1 reverse stock split of our predecessor company's common stock, par value $0.01 per share (the "Old Common Stock"), such that each 1,000 shares of Old Common Stock immediately prior to the reverse stock split were consolidated into one
(1) share of our common stock (the "Common Stock"). The aggregate fractional share interests beneficially owned by each holder of Old Common Stock were rounded up to the nearest whole number. Following the reverse stock split, holders of the Old Common Stock received an aggregate of 19,944 shares of our Common Stock (approximately 0.05% on a fully diluted basis for holders other than Donald J. Trump). Such holders (other than Mr. Trump) also received Class A warrants to purchase up to approximately 2,207,260 shares of our Common Stock (approximately 5.34% on a fully diluted basis) ("Class A Warrants") and an aggregate of $17.5 million in cash. Based on the foregoing, each holder of Old Common Stock received for each share of the Old Common Stock beneficially owned by such holder:

     o 0.001 shares of our Common Stock, subject to the disposition of fractional interests;

     o Class A Warrants to purchase until May 22, 2006 up to 0.1106736 shares of our Common Stock for a purchase price of $14.60 per share; and

     o    approximately $0.88 in cash


           On August 9, 2005, our Board of Directors (the "Board") adopted, subject to stockholder approval, a form of a management stock incentive plan for our officers, employees, consultants and independent directors. On October 6, 2005, our stockholders entitled to notice of and to vote at the 2005 Annual Meeting approved the Trump Entertainment Resorts, Inc. 2005 Incentive Awards Plan (the "2005 Plan"), which allows us to grant incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, performance shares and other stock based awards. The 2005 Plan is administered by the Board and may be delegated to a committee of the Board consisting of at least two directors who qualify both as non-employee directors and "outside directors" pursuant to applicable law. Our Board or such committee has broad discretion over all terms applicable to awards, provided that such terms are consistent with the 2005 Plan and applicable law.

Awards Granted Under the 2005 Plan.

           On June 23, 2005, each of Wallace B. Askins, Edward H. D'Alelio, James J. Florio, Cezar M. Froelich, Morton E. Handel, Michael A. Kramer and Don
M. Thomas, our non-employee directors (collectively, the "Directors"), entered into a Restricted Stock Award Agreement, pursuant to which each of them was awarded, subject to stockholder approval of the 2005 Plan, 10,000 shares of Common Stock, subject to the restrictions set forth in the Restricted Stock Award Agreement (the "Restricted Stock"). The Restricted Stock cannot be sold by any of the Directors until the restrictions on such stock lapse. The restrictions on the Restricted Stock granted to each of the Directors shall expire with respect to 50% of the Restricted Stock, on November 1, 2005 and with respect to the remaining 50% of the Restricted Stock, on May 1, 2006.

           Pursuant to an employment agreement, dated July 6, 2005 (the "Perry Employment Agreement"), by and among us, TER Holdings and James B. Perry, Mr. Perry was granted 100,000 restricted shares of our Common Stock, subject to the adoption of the 2005 Plan by our stockholders (the "Perry Restricted Stock Award"). The Perry Restricted Stock Award vests in two increments, 30% (30,000) on July 30, 2006 and 70% (70,000) on June 30, 2007, subject to the terms and conditions of the Perry Employment Agreement. Mr. Perry may not sell any shares of our Common Stock granted pursuant to the Perry Restricted Stock Award until the restrictions on such stock lapse. Mr. Perry is currently a member of our Board and serves as our Chief Executive Officer and President pursuant to the Perry Employment Agreement.

           Pursuant to an employment agreement, dated July 19, 2005 (the "Juliano Employment Agreement"), by and among us, TER Holdings and Mark Juliano, Mr. Juliano was granted 90,000 restricted shares of our Common Stock, subject to the adoption of the 2005 Plan by our stockholders (the "Juliano Restricted Stock Award"). The Juliano Restricted Stock Award vests in one-third increments (30,000) on each of July 31, 2006, 2007 and 2008, subject to the terms of the Juliano Employment Agreement. Mr. Juliano may not sell any shares of our Common Stock granted pursuant to the Juliano Restricted Stock Award until the restrictions on such stock lapse. Also pursuant to the Juliano Employment Agreement and subject to the adoption of the 2005 Plan by our stockholders, Mr. Juliano was granted Stock Options exercisable for 300,000 shares of our Common Stock, vesting in one-third increments (100,000) on each of July 31, 2008, 2009 and 2010, at a purchase price of $17.75 per share (the closing sales price of our Common Stock on October 6, 2005 (the date of the 2005 Annual Meeting)) and subject to the terms of the Juliano Employment Agreement. Mr. Juliano currently serves as our Chief Operating Officer pursuant to the Juliano Employment Agreement.

           This reoffer prospectus relates to the possible sale of our shares issued to our senior executive officers and directors in connection with the 2005 Plan pursuant to their respective arrangements with us as described above.

OUR CORPORATE INFORMATION

           Our executive offices are located at 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey, 08401, our telephone number at that location is (609) 449-6515, and our website can be accessed at www.trumpcasinos.com. Information contained in our website does not constitute part of this prospectus.

REFERENCES TO TRUMP, THE "COMPANY", "WE", "US" AND "OUR" IN THIS PROSPECTUS REFER TO TRUMP ENTERTAINMENT RESORTS, INC. UNLESS THE CONTEXT REQUIRES OTHERWISE.

                                  RISK FACTORS

           AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO PURCHASE OUR COMMON STOCK. THE RISKS SET OUT BELOW ARE NOT THE ONLY RISKS WE FACE. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

           We are subject to a number of risk factors related to our business and financial condition. Any or all of such factors, certain of which are enumerated below, could have a material adverse effect on our business, financial condition or results of operations.

         WE MAY INCUR NET LOSSES IN THE NEAR FUTURE.

           Although we believe that our future operating cash flows will be sufficient to finance our operating requirements for at least the next twelve months, we may not generate profits in the future on a consistent basis or at all. Failure to achieve consistent profitability could have a material adverse affect on our financial condition and the value of our Common Stock.

           OUR RECENTLY COMPLETED BANKRUPTCY CASES MAY NEGATIVELY IMPACT OUR BUSINESS AND OPERATIONS.

           Although we have emerged from bankruptcy in May 2005, our chapter 11 cases may negatively impact the public perception of our business. If our current and potential gaming patrons perceive us as a company with continuing or irreversible financial difficulties, they may decide not to visit our casino properties or decide to visit our facilities less frequently, which could materially adversely affect our liquidity and results of operations. Negative public perception could also adversely impact our future access to capital and our relationships with customers, employees and vendors. Additionally, although we have emerged from bankruptcy, we are still in the process of resolving various claims and other litigation in connection with the Plan of Reorganization, which may continue for the foreseeable future. At this time, we cannot predict the outcome of such claims or litigation or their effect on our business.

           WE HAVE SUBSTANTIAL INDEBTEDNESS THAT CONSTRAINS OUR FINANCIAL AND OPERATING ACTIVITIES.

           We are highly leveraged, and even though we consummated the Plan of Reorganization in May 2005, we continue to have significant indebtedness and debt service requirements. Our aggregate long-term indebtedness totaled approximately $1.5 billion as of September 30, 2005. Our ability to meet our debt service obligations depends on a number of factors, including our ability to increase revenues and implement cost controls, as well as interest rates, prevailing economic conditions and other factors, many of which are beyond our control. Our substantial indebtedness and fixed charges restrict our operations, including reducing amounts available to fund operating requirements, make capital expenditures or expand our business. Any such developments could increase our vulnerability to adverse economic and industry conditions and limit our ability to borrow additional funds.

           THE TERMS OF OUR INDEBTEDNESS RESTRICT OUR OPERATING FLEXIBILITY.

           Our credit agreement and the indenture governing TER Holdings' and Trump Entertainment Resorts Funding, Inc.'s ("TER Funding") 8.5% Senior Secured Notes due 2015 (the "Notes") contain certain operating and financial restrictions on our business. These restrictions include covenants limiting our ability to incur additional debt, raise capital, pay dividends or make other distributions, make investments, sell assets, engage in mergers or consolidations, enter into affiliate transactions or grant liens, among other restrictions. In addition, our credit agreement imposes certain financial covenants that require us to comply with specified financial ratios and tests based on our cash flows and leverage position. These covenants restrict, to a certain degree, our financial and operating flexibility. In addition, a failure to comply with any of these obligations could result in an event of default under the Notes and our credit agreement that, if not cured or waived, could result in the acceleration of Notes and amounts due under our credit agreement then outstanding.

           WE NEED TO INCREASE CAPITAL EXPENDITURES TO COMPETE EFFECTIVELY.

           The gaming industry market is highly competitive and is expected to become more competitive in the future. Our competitors in Atlantic City have recently undertaken or announced significant development projects, including a two-phase expansion at the Borgata in Atlantic City's marina district to include additional gaming, restaurants, retail, parking and a second hotel tower, and the July 2005 opening of Harrah's Entertainment Inc.'s House of Blues Club at its Showboat property in Atlantic City adjacent to the Trump Taj Mahal. Capital expenditures, such as room refurbishments, amenity upgrades and new gaming equipment, are necessary from time to time to enhance the competitiveness of our properties. While the Notes and the credit agreement may enable us to increase certain capital expenditures, including formulating a plan for making strategic capital expenditures that may include the construction of a hotel tower at the Trump Taj Mahal, such obligations also limit our ability to make ongoing capital expenditures at our properties. Should any new projects fail to generate projected cash flows, our operating performance, revenues and earnings may be materially adversely affected.

           WE MAY INCUR LOSSES THAT WOULD NOT BE COVERED BY INSURANCE AND THE COST OF INSURANCE HAS INCREASED.

           Although we maintain insurance that we believe is appropriate for our business, we cannot guarantee that insurance will be available or adequate to cover all losses and damage to which our business or our assets might be subjected. However, we are self-insured for certain risks and levels of risk. The lack of insurance for certain types or levels of risk could expose us to significant losses in the event that an uninsured catastrophe occurred. Any uninsured losses may decrease our future operating income, require us to find replacements or repairs and reduce funds otherwise available to upgrade our properties or pay expenses.

           OUR RIGHT TO USE THE "TRUMP" NAME IS SUBJECT TO CERTAIN LIMITATIONS.

           Subject to certain limitations, we have the exclusive right to use the "Trump" name and Mr. Trump's likeness in connection with gaming and related activities pursuant to an amended and restated trademark license agreement entered into with Donald J. Trump upon our emergence from chapter 11. The agreement contains certain restrictions limiting use of the "Trump" name in connection with casino and gaming activities, as well as additional requirements for us to maintain quality control to protect the goodwill and integrity associated with the licensed marks. The agreement also contemplates that if Mr. Trump's existing services agreement were terminated by us or TER Holdings other than for "Cause" (as defined in the amended and restated trademark license agreement) or by Mr. Trump for "Good Reason," (as defined in the amended and restated trademark license agreement), or if we and TER Holdings were not offering terms to Mr. Trump pursuant to a services agreement at least as favorable to Mr. Trump as his existing services agreement (in each case other than as a result of Mr. Trump's death or permanent disability), then TER Holdings would have the option to convert the trademark license into a royalty-bearing license with a ten-year term, subject to certain terms and conditions.

           Our rights under the trademark license agreement are secured by a security interest in the Trump name and the licensed marks for use in connection with casino services, pursuant to a security agreement. If a default occurred under the trademark license agreement or the security agreement, we would have rights, subject to applicable state law, to enforce the rights and remedies contained in the security agreement. In the event of a foreclosure sale of the licensed marks, the net amount realized in such sale by us might not yield the full amount of damages that we could sustain as a result of the default. In addition, the existence of rights of others to use the Trump name, including pursuant to any security interests in trademarks for non-gaming hotels, could adversely affect our ability to realize the benefits of the security agreement.

           WE ARE A HOLDING COMPANY AND DO NOT ANTICIPATE PAYING DIVIDENDS.

           We are a holding company, the principal asset of which is our general and limited partnership interests in TER Holdings, and have limited independent means of generating revenue. As a holding company, we will depend on distributions and other permitted payments from TER Holdings to meet our cash needs. In addition, pursuant to the terms of our existing indebtedness, TER Holdings, which is itself a holding company, and its subsidiaries are restricted from paying dividends and making distributions. We have never paid a dividend on our common stock and do not anticipate paying one in the foreseeable future.

           OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE COMPARABLE TO OUR PAST FINANCIAL INFORMATION FOR THE PERIOD PRIOR TO OUR EMERGENCE FROM BANKRUPTCY.

           Our consolidated financial statements reflect fresh start reporting adjustments made upon our emergence from bankruptcy on May 20, 2005. As a result, the book value of our properties and related depreciation and amortization expense, among other things, have changed considerably from those items set forth in our historical consolidated financial statements. As a result of the fresh start reporting treatment and the transactions effected under our Plan of Reorganization, our financial condition and results of operations are not comparable to our historical balance sheets, statements of operations or other financial information.

           A DOWNTURN IN THE REGIONAL ECONOMY, HIGH ENERGY AND GASOLINE PRICES AND ADVERSE WINTER WEATHER CONDITIONS COULD NEGATIVELY IMPACT OUR FINANCIAL PERFORMANCE.

           Our Trump Atlantic City properties generate a majority of our net revenues and operating income. Moderate or severe economic downturns or adverse conditions in the Atlantic City and regional markets and surrounding areas may negatively affect our operations. During periods of economic contraction, our revenues may decrease while some of our costs remain fixed, resulting in decreased earnings. Gaming and other leisure activities we offer represent discretionary expenditures and participation in such activities may decline during economic downturns, during which consumers generally earn less disposable income. Even an uncertain economic outlook may adversely affect consumer spending at our gaming operations and related facilities, as consumers spend less in anticipation of a potential economic downturn. Furthermore, other uncertainties, including national and global economic conditions, terrorist attacks or other global events, could adversely affect consumer spending, increase gasoline prices and adversely affect our operations.

           A majority of our patrons drive to our properties. Gasoline prices have been rising over the past year and have substantially increased in the 2005 third quarter due, in part, to several hurricanes hitting our nation's oil refineries. Such events have prompted recent announcements that utility prices are expected to substantially increase during the upcoming winter season due to the increased gasoline prices. Any price increase in essential needs, such as home utilities, is expected to decrease our patrons' disposable income which would otherwise be spent on entertainment endeavors, including visiting and gaming at our properties. Adverse weather and driving conditions could also reduce automobile travel and decrease the number of patrons visiting our properties. As a result, our business, assets, financial condition and results of operations could be adversely affected by a weakening of regional economic conditions, high gasoline and home utility prices and/or adverse weather and driving conditions.

           We also use significant amounts of electricity, natural gas and other forms of energy. While we have generally not experienced any major energy shortages, any substantial increases in the cost of electricity and natural gas in the United States, and specifically the Northeast, could negatively impact our operating results. The extent of any impact is subject to the magnitude and duration of the energy price increases and could be material.

           THE GAMING INDUSTRY AND EACH OF THE MARKETS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE.

           The gaming industry is highly competitive and many of our competitors possess greater resources and economies-of-scale than we do, especially in light of the recent consolidation trend in the gaming industry, including the June 2005 acquisition of Caesars Entertainment, Inc. by Harrah's Entertainment Inc. We may lose market share if our competitors' properties operate more successfully or if additional hotels and casinos are established in markets in which we conduct business. In particular, the expansion of gaming in or near any geographic area from which we attract customers could have a material adverse effect on our business, financial condition and results of operations. We compete with all forms of legalized gaming and any new forms of gaming that may be legalized in the future. Furthermore, we face competition from other types of entertainment. Our inability to compete in the gaming industry generally or in any of the markets in which we operate could have a material adverse effect on our operations.

           OUR SUCCESS DEPENDS, IN PART, ON THE AVAILABILITY OF QUALIFIED MANAGEMENT AND PERSONNEL AND ON OUR ABILITY TO RETAIN SUCH EMPLOYEES.

           Certain of our employees are required to be licensed by, or registered with, the New Jersey Casino Control Commission (the "CCC") and/or the Indiana Gaming Commission (the "IGC"), depending upon the nature of their employment. Casino employees are subject to more stringent licensing requirements than non-casino employees, and are required to meet applicable standards pertaining to such matters as financial responsibility, good character, ability, casino training, experience and in-state residency. These regulations have resulted in significant competition for eligible employees. As a result, it may be difficult to attract, retain and train qualified employees due to the competition for employees with other gaming companies in the jurisdictions in which we operate and nationwide. A failure to attract or retain qualified management and personnel at all levels or the loss of our key executives could have a material adverse effect on our financial condition and results of operations.

           GAMING IS A REGULATED INDUSTRY AND CHANGES IN THE LAW COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR POSITIONS.

           Gaming in New Jersey and Indiana is regulated extensively by federal and state regulatory bodies, including the CCC, the IGC and state and federal taxing, law enforcement and liquor control agencies. We and various of our officers and other qualifiers have received the licenses, permits and authorizations required to operate our properties. Failure to maintain or obtain the requisite casino licenses would have a material adverse effect on our business.

           The CCC consolidated and renewed our licenses to operate Trump Marina Hotel Casino, Trump Plaza Hotel and Casino and Trump Taj Mahal Casino Resort until June 2007. In June 1996, the IGC granted Trump Indiana Inc. ("Trump Indiana") a riverboat owner's license for the ownership and operation of a gaming vessel at Buffington Harbor, which was most recently renewed in April 2005 and expires in June 2006.

           If new gaming regulations were adopted in the jurisdictions in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals have been introduced by the legislatures of New Jersey and Indiana that, if enacted, could adversely affect the tax, regulatory, operations or other aspects of the gaming industry and our financial performance. Legislation of this type may be enacted in the future.

           PENNSYLVANIA AND NEW YORK HAVE ENACTED GAMING LEGISLATION THAT MAY HARM US, AND OTHER STATES MAY DO SO IN THE FUTURE.

           In July 2004, the Pennsylvania state legislature passed extensive legislation that could adversely affect us. The legislation permits up to 61,000 slot machines statewide at up to fourteen different locations, seven or eight of which would be at racetracks, plus four or five slot parlors and two small resorts. Three of the racetracks, Pocono Downs, Philadelphia Park and Chester Downs, as well as two slot parlors located within the city limits of Philadelphia, are in Atlantic City's customer markets. It is anticipated that up to 15,000 slot machines could be in place by 2006.

           Also in July 2004, the Appellate Division of the Supreme Court of New York unanimously ruled that Indian-owned casinos could legally be operated in New York under the New York state law passed in October 2001. The law permits three new casinos in western New York, one in Niagara Falls, one in Buffalo and one on land owned by the Seneca Indian Nation, each of which would be owned by the Seneca Indian Nation. The legislation also permits up to three casinos in the Catskills in Ulster and Sullivan counties, each of which is to be owned by Native American tribes. In addition, the legislation allows slot machines to be placed in Indian-owned casinos. The court also ruled that New York state could participate in the multi-state Mega-Millions lottery game.

           The New York law had also permitted the installation of video lottery terminals ("VLTs") at five horse racing tracks situated across the state of New York. In its July 2004 ruling, however, the Appellate Division of the Supreme Court of New York ruled that the law was unconstitutional because it required that a portion of VLT revenues go to horse-racing breeding funds and track purses. New York's constitution stipulates that all net proceeds from lottery games go to aid education in New York State. This ruling was appealed and in May 2005, New York's highest court, the New York State Court of Appeals, reversed the Appellate Division ruling and found the law constitutional, allowing VLTs at certain of the state's racetracks and Native American casinos. The court has also authorized the governor to enter into gaming contracts with Native American tribes on tribal land.

           In addition, other states near New Jersey, including Maryland, are currently contemplating gaming legislation. The net effect of these facilities and other items, when operational, on Atlantic City, including our properties, cannot be predicted. Since our market is primarily a drive-in market, legalized gaming in one or more states neighboring or within close proximity to New Jersey could have a material adverse effect on the Atlantic City gaming market overall, including our properties.

           WE CAN NOT ASSURE YOU THAT WE WILL BE AWARDED A PENNSYLVANIA SLOT LICENSE OR DEVELOP A FACILITY IN PHILADELPHIA.

           One of our subsidiaries has entered an agreement to purchase an 18 acre parcel of land in Philadelphia. The agreement represents our first step in applying for one of only two Category 2 Slot Licenses anticipated to be made available in the city of Philadelphia and one of five in the Commonwealth of Pennsylvania. Competition for a slot license is expected to be intense, and many of our known or anticipated competitors for the license have greater resources and economies of scale than we do. We can not assure you that we will be successful in procuring a Philadelphia slot license.

           Even if we were successful in procuring a Philadelphia slot license, we could face significant challenges in developing or managing a facility in Philadelphia. Our credit agreement and the indenture governing the Notes contain certain operating and financial restrictions which would prevent us from developing a facility without entering into a joint venture arrangement or other arrangement with a third party or parties whereby we would co-develop or manage the facility. We can not assure you that we would successfully find a joint venture partner or partners or enter into another arrangement for the development or management of a facility in Philadelphia.

           WE CAN NOT ASSURE YOU THAT THE SALE OF TRUMP INDIANA CASINO HOTEL WILL BE CONSUMMATED.

           On November 3, 2005, TER Holdings entered into an agreement with Majestic Star Casino, LLC for the purchase by Majestic Star Casino, LLC of Trump Indiana Casino Hotel. The transaction is expected to be consummated by the end of the 2005 calendar year, subject to required regulatory approvals and the consent of our lenders under our credit agreement, as well as approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. However, we can not assure you that the transaction will be consummated.

           OUR BUSINESS IS SUBJECT TO A VARIETY OF OTHER RISKS AND
UNCERTAINTIES.

           In addition to the risk factors described above, our financial condition and results of operations could be affected by many events that are beyond our control, such as:

     o capital market conditions that could affect our ability to raise capital and access capital markets and raise our financing costs in connection with refinancing debt or pursuing other alternatives;

     o war, future acts of terrorism and their impact on capital markets, the economy, consumer behavior and operating expenses;

     o competition from existing and potential new competitors in Atlantic City and other markets (including online gaming), which is likely to increase over the next several years;

     o    regulatory changes;

     o    state tax law changes that increase our tax liability; and

     o other risks described from time to time in periodic reports filed by us with the Commission.


Occurrence of any of these risks would materially adversely affect our operations and financial condition.


                       WHERE YOU CAN FIND MORE INFORMATION

           The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

                        Trump Entertainment Resorts, Inc.
                                 1000 Boardwalk
                         Atlantic City, New Jersey 08401
                                 (609) 449-6515
                            Attn: Investor Relations

           We file reports, proxy statements and other information with the Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549.

           Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the Commission, 00 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an internet site that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the Commission. The address of the Commission internet site is www.sec.gov. This information is also available on our Company website at www.trumpcasinos.com.

           Reports, proxy statements and other information regarding us may also be inspected at:

                 The National Association of Securities Dealers
                               1735 K Street, N.W.
                             Washington, D.C. 20006

           We have filed a registration statement under the Securities Act with the Commission with respect to the shares to be sold hereunder. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Commission. The registration statement is available for inspection and copying as set forth above.

                                 USE OF PROCEEDS

           We will not receive any proceeds from the sale of our Common Stock pursuant to this prospectus. All proceeds from the sale of our Common Stock pursuant to this prospectus will be made for the accounts of the Selling Stockholders, as described below.

                              SELLING STOCKHOLDERS

           This prospectus relates to certain shares of our Common Stock that have been issued, subject to certain restrictions, to (1) James B. Perry and Mark Juliano, our President and Chief Executive Officer and Chief Operating Officer, respectively, without payment therefor and (2) the Directors without payment therefor, in each case under the 2005 Plan. This prospectus also relates to shares of our Common Stock that have been acquired or may be acquired by Mr. Juliano upon the exercise of options granted to him under the 2005 Plan. This prospectus may also be used by the Selling Stockholders' donees, pledgees, transferees or other successors in interest. The following table sets forth the name of and our relationship with each Selling Stockholder and the information with respect to the number of shares of our Common Stock beneficially owned by the Selling Stockholders and as adjusted to give effect to the sale of the shares that may be offered pursuant to this prospectus. Because the Selling Stockholders may from time to time offer all or some of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the Selling Stockholders after completion of the offering. However, for purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this prospectus as of the date of this prospectus will be held by the Selling Shareholders. For more information regarding the awards of restricted Common Stock and stock options to the Selling Stockholders, see "Trump Entertainment Resorts, Inc.-Recent Developments and this Offering-Awards Granted Under the 2005 Plan."

                                        NUMBER OF SHARES                            NUMBER OF SHARES
 SELLING STOCKHOLDER AND POSITIONS     OWNED PRIOR TO THE      NUMBER OF SHARES     OWNED AFTER THE
         WITH THE COMPANY                   OFFERING           BEING OFFERED (1)      OFFERING (2)
 ----------------------------------    -------------------     -----------------     --------------
James B. Perry
President and Chief Executive
Officer, Director                          100,000(3)               100,000                   0

Mark Juliano
Chief Operating Officer                    390,000(3)               390,000                   0

Wallace B. Askins
Director                                    11,117(4)                10,000           1,117 (*)


                                       12

                                        NUMBER OF SHARES                            NUMBER OF SHARES
 SELLING STOCKHOLDER AND POSITIONS     OWNED PRIOR TO THE      NUMBER OF SHARES     OWNED AFTER THE
         WITH THE COMPANY                   OFFERING           BEING OFFERED (1)      OFFERING (2)
 ----------------------------------    -------------------     -----------------     --------------
Edward H. D'Alelio
Director                                    12,000(5)                10,000            2,000(*)

James J. Florio
Director                                    11,000(6)                10,000            1,000(*)

Cezar M. Froelich
Director                                    10,000(3)                10,000                   0

Morton E. Handel
Director                                    10,000(3)                10,000                   0

Michael A. Kramer
Director                                    10,000(3)                10,000                   0

Don M. Thomas
Director                                    10,280(7)                10,000             280 (*)

*    Indicates Common Stock held is less than 1% of outstanding

(1) Consists of shares of restricted Common Stock awarded under the 2005 Plan. For Mr. Juliano, also includes options to purchase 300,000 shares of Common Stock that Mr. Juliano may acquire under the 2005 Plan.

(2)  Assumes that all shares of Common Stock offered hereby are sold.

(3) Consists of shares of restricted Common Stock awarded under the 2005 Plan. For Mr. Juliano, also includes options to purchase 300,000 shares of Common Stock that Mr. Juliano may acquire under the 2005 Plan.

(4) Consists of (i) 10 shares of Common Stock, (ii) 1,107 shares of Common Stock issuable upon the exercise of Class A Warrants and (iii) 10,000 shares of restricted Common Stock awarded under the 2005 Plan.

(5) Consists of (i) 2,000 shares of Common Stock and (ii) 10,000 shares of restricted Common Stock awarded under the 2005 Plan.

(6) Consists of (i) 1,000 shares of Common Stock and (ii) 10,000 shares of restricted Common Stock awarded under the 2005 Plan.

(7) Consists of (i) 3 shares of Common Stock, (ii) 277 shares of Common Stock issuable upon the exercise of Class A Warrants and (iii) 10,000 shares of restricted Common Stock awarded under the 2005 Plan.


           Pursuant to Rule 416 under the Securities Act, the registration statement of which this prospectus is a part also covers any additional shares of our Common Stock which become issuable in connection with the shares identical in the table above through any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our Common Stock.

           As of December 6, 2005, there were 27,087,863 shares of our Common Stock issued and outstanding.


                              PLAN OF DISTRIBUTION

           As used in this prospectus, "Selling Stockholders" includes the Selling Stockholders named above and their donees, pledgees, transferees or other successors in interest selling shares received from named Selling Stockholders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. We have been advised that the Selling Stockholders may effect sales of the shares of Common Stock directly, or indirectly by or through underwriters, agents or broker-dealers, and that the shares of Common Stock may be sold by one or a combination of several of the following methods:

     o one or more block transactions, in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

     o purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

     o ordinary brokerage transactions or transactions in which a broker solicits purchases;

     o on the Nasdaq National Market or on any other national securities exchange or quotation service on which our Common Stock may be listed or quoted at the time of the sale;

     o    in the over-the-counter market;

     o through the writing of options, whether the options are listed on an options exchange or otherwise;

     o through distributions to creditors and equity holders of the Selling Stockholders; or

     o any combination of the foregoing, or any other available means allowable under applicable law.

           We will bear all costs, expenses and fees in connection with the registration and sale of the Common Stock covered by this prospectus, other than underwriting discounts and selling commissions. We will not receive any proceeds from the sale of the shares of our Common Stock covered hereby. The Selling Stockholders will bear all commissions and discounts, if any, attributable to sales of the shares. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

           The Selling Stockholders may sell the shares covered by this prospectus from time to time, and may also decide not to sell all or any of the shares they are allowed to sell under this prospectus. The Selling Stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The Selling Stockholders may effect sales by selling the shares directly to purchasers in individually negotiated transactions, or to or through broker-dealers, which may act as agents or principals. The Selling Stockholders may sell their shares at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices.

           Additionally, the Selling Stockholders may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders also may sell shares short and redeliver shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Stockholders also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned or pledged pursuant to this prospectus.

           The Selling Stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Selling Stockholders or borrowed from the Selling Stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Selling Stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

           Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

           In connection with sales of our Common Stock covered hereby, the Selling Stockholders and any broker-dealers or agents and any other participating broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act. Accordingly, any profits realized by the Selling Stockholders and any compensation earned by such broker-dealers or agents may be deemed to be underwriting discounts and commissions. Because Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of that act. We will make copies of this prospectus (as it may be amended or supplemented from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements. In addition, any shares of a Selling Stockholder covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.

           The Selling Stockholders will be subject to applicable provisions of Regulation M of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of our Common Stock by the Selling Stockholders. These restrictions may affect the marketability of such shares.

           In order to comply with applicable securities laws of some states, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available.

           To the extent necessary, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. We will file a supplement to this prospectus, if required, upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The supplement will disclose the name of each such Selling Stockholder and of the participating broker-dealer(s); the number of shares involved; the price at which such shares were sold; the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; that such broker-dealer(s) did not conduct any investigation to verify the information contained in or incorporated by reference in this prospectus; and any other facts material to the transaction.

                                  LEGAL MATTERS

           The validity of the issuance of shares of the Common Stock offered by this Prospectus will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

                                     EXPERTS

           The consolidated financial statements of Trump Hotels & Casino Resorts, Inc. (predecessor company to Trump Entertainment Resorts, Inc.) ("THCR") appearing in our Annual Report on Form 10-K for the year ended December 31, 2004 (including schedules appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

           The following documents filed with the U.S. Securities and Commission (the "Commission") by Trump Entertainment Resorts, Inc. (the "Company") or THCR, its predecessor company, as applicable (SEC File Nos. 000-51332; 001-13794), are incorporated herein by reference:

     o THCR's Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

     o the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005;

     o the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005;

     o THCR's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005;

     o THCR's and the Company's Current Reports on Form 8-K filed with the Commission on November 21, 2005, November 15, 2005*, November 9, 2005*, October 11, 2005, October 5, 2005*, September 23, 2005*, August
          15, 2005*, July 20, 2005*, July 11, 2005*, May 26, 2005*, May 12,
          2005*, April 11, 2005*, March 30, 2005*, March 23, 2005* and January
          31, 2005; and

     o the description of the Company's common stock, par value $0.001 per share, contained in the Company's Registration Statement on Form 8-A filed with the Commission, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on May 26, 2005, including any amendment or report filed for the purpose of updating such description.

           All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) furnished on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Copies of these documents are not required to be filed with this Registration Statement.


-----------------------
* Includes report furnished to the Commission under Item 2.02 (Results of Operations and Financial Condition) and/or Item 7.01 (Regulation FD Disclosure) of Form 8-K. Pursuant to General Instruction B of Form 8-K, reports furnished under Item 2.02 and Item 7.01 are not deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. The Company is not incorporating by reference disclosures relating to these Items (or related exhibits) into this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           (1) Section 145 of the Delaware General Corporation Law. Under
Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time (the "DGCL"), the Company is empowered to indemnify its directors and officers in the circumstances therein provided. Certain portions of Section 145 are summarized below:

           Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

           Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon adjudication that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

           Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) and (b) of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

           Section 145(d) of the DGCL provides that any indemnification under Sections 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or
(4) by the stockholders.

           Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in
Section 145 of the DGCL. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

           Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

           Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's capacity as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

           (2) Certificate of Incorporation. The Company's restated certificate of incorporation (the "Certificate") provides that, the Company shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) (a "Indemnifiable Proceeding") by reason of the fact that the person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, trustee, employee or agent of, or in any other similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (an "Indemnitee"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

           The Company's Certificate also provides that the Company shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any Indemnitee who was or is a party or is threatened to be made a party to any Indemnifiable Proceeding, including in the right of the Company, against expenses (including attorneys' fees) actually and reasonably incurred by such Indemnitee in connection with the defense or settlement of such action or suit if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Indemnitee shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

           The Company's Certificate provides that expenses (including reasonable attorneys' fees and disbursements) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director or officer of the Company) or may (in the case of any action, suit or proceeding against a trustee, employee or agent) be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors of the Company upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company.

           The indemnification and other rights set forth in the Certificate are not exclusive of any provisions with respect thereto in the Company's Amended and Restated By-laws (the "Bylaws") or any other contract or agreement between the Company and any officer, director, employee or agent of the Company or any rights entitled pursuant to a vote of stockholders or disinterested directors or otherwise. Any of the indemnification and other rights provided for in the Certificate does not terminate solely because an indemnified person has ceased to be a director, officer, employee or agent of the Company, or has ceased to serve at the request of the Company as a director, officer, trustee, employee or agent of, or in any other similar capacity with, another corporation, partnership, joint venture, trust or other enterprise and shall inure to the benefit of such person's heirs, executors and administrators.

           The Certificate provides that no director or officer shall be personally liable to the Company or any stockholder for monetary damages for breach of fiduciary duty as a director or officer, except for any matter in respect of which such director or officer (i) is liable under Section 174 of the DGCL, or (ii) is liable by reason that, in addition to any and all other requirements for liability, such director or officer: (1) breached his or her duty of loyalty to the Company or its stockholders; (2) did not act in good faith or, in failing to act, did not act in good faith; (3) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (4) derived an improper personal benefit.

           Additionally, the Company has entered into indemnification agreements with its directors, indemnifying such persons to the fullest extent permitted under Delaware law, against expenses, judgments, fines and other amounts actually and reasonably incurred by such persons in connection with their service as directors of the Company, subject to certain terms and conditions.

           No amendment, repeal or adoption of the indemnification provisions of the Company's Certificate, Bylaws or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification as described above in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification, right to receive expenses or limitation of liability pursuant to the Certificate if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

           The Company issued to James B. Perry, the Company's President and Chief Executive Officer, and Mark Juliano, the Company's Chief Operating Officer, 100,000 and 90,000 restricted shares of the Company's Common Stock, respectively, in each case pursuant to an exemption from registration provided by Section 4(2) of the Securities Act because the issuance of these shares was a transaction not involving any public offering. These restricted shares were issued to such officers in connection with their employment.

           The Company issued 10,000 restricted shares of the Company's Common Stock to each of Wallace B. Askins, Edward H. D'Alelio, James J. Florio, Cezar
M. Froelich, Morton E. Handel, Michael A. Kramer and Don M. Thomas, the Company's directors who are not members of management and are not otherwise associated with the Company, in each case pursuant to an exemption from registration provided by Section 4(2) of the Securities Act because the issuance of these shares was a transaction not involving any public offering. Such restricted shares were issued to such directors in connection with their services on the Board of Directors.

ITEM 8.  EXHIBITS.

         4.1      -   Restated Certificate of Incorporation of Trump
                      Entertainment Resorts, Inc., dated May 20, 2005
                      (incorporated by reference to Exhibit 3.1 to the Company's
                      Current Report filed on Form 8-K with the Commission on May 26, 2005) (SEC File Nos. 000-51332; 001-13794)

         4.2      -   Amended and Restated By-laws of Trump Entertainment
                      Resorts, Inc. as of May 20, 2005 (incorporated by reference to Exhibit 3.1 to the Company's Current Report filed on Form 8-K with the Commission on May 26, 2005)
                      (SEC File Nos. 000-51332; 001-13794)

         5        -   Opinion of Weil, Gotshal & Manges LLP*

         23.1     -   Consent of Ernst & Young LLP*

         23.2     -   Consent of Weil, Gotshal & Manges LLP (included in its
                      opinion which appears as Exhibit 5 to this Registration
                      Statement)*

         24       -   Power of Attorney (included as part of the signature page
                      to this Registration Statement and incorporated herein by reference)*

         99.1     -   Trump Entertainment Resorts, Inc. 2005 Incentive Award
                      Plan (incorporated by reference to the Company's Proxy
                      Statement on Schedule 14A filed with the Commission on September 9, 2005) (SEC File Nos. 000-51332; 001-13794)

_________________
* Filed herewith.

ITEM 9.  UNDERTAKINGS.

          (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                    Statement:

                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) to reflect in the prospectus any facts or events
                         arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                    (iii) to include any material information with respect to
                         the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that

                    (A)  the undertakings set forth in paragraphs (a)(1)(i) and
                         (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

                    (B)  the undertakings set forth in paragraphs (a)(1)(i),
                         (a)(1)(ii) and (a)(1)(iii) do not apply if this Registration Statement is on Form S-3 or From F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

                    (C) Provided further; however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if this Registration Statement is for an-offering of asset-backed securities on Form S-4 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB-(ss. 229.1100(c)).

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) If the Registrant is a foreign private issuer, to file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial. statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

               (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

                    (i)  if the Registrant is relying on Rule 430B:

                    (A) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed to be a part of and included in this Registration Statement; and

                    (B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this
                         Registration Statement in reliance on Rule 430(B) relating to an offering made pursuant to Rule 415(a)(1)(i),(vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this Registration Statement as of the earlier date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this Registration Statement relating to the securities in this Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in this

                         Registration Statement or prospectus that is a part of this Registration Statement or made in a document incorporated or deemed incorporated by reference into this Registration Statement or prospectus that is part of this Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this Registration Statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effect date; or

                    (ii) If the Registrant is subject to Rule 430C, each
                         prospectus filed pursuant to Rule 424(b) as part of this Registration Statement relating to an offering, other than if this Registration Statement relies on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in this Registration Statement or prospectus that is part of this Registration Statement or made in a document incorporated or deemed incorporated by reference into this Registration Statement or prospectus that is part of this Registration Statement will, as to the purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this Registration Statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such date of first use.

               (6) That, for the purpose of determining liability of the Registrant under the Securities act of 1933 to any purchaser in the initial distribution of the securities:

               The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser.


               (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

               (ii) Any free writing prospectus relating to the offering
                    prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

               (iv) Any other communication that is an offering in the offering made by the undersigned Registrant to the purchaser.


          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Atlantic City, New Jersey, on this 7th day of December, 2005.



                               TRUMP ENTERTAINMENT RESORTS, INC.


                               By:      /s/ Robert M. Pickus
                                        ----------------------------------------
                               Name:    Robert M. Pickus
                               Title:   Executive Vice President and Secretary

                                POWER OF ATTORNEY


           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert M. Pickus and Philip Magri his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933, including to sign the Registration Statement and any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully, to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on December 7, 2005.

        Signature                                 Title
        ---------                                 -----

    /s/ James B. Perry        President, Chief Executive Officer and Director
 ---------------------------  (Principal Executive Officer)
      James B. Perry


    /s/ Donald J. Trump       Director, Chairman of the Board of Directors
 ---------------------------
      Donald J. Trump


     /s/ Dale R. Black        Executive Vice President & Chief Financial Officer
 ---------------------------  (Principal Financial Officer and Principal
       Dale R. Black          Accounting Officer)


    /s/ Wallace B. Askins     Director
 ---------------------------
     Wallace B. Askins


    /s/ Edward H. D'Alelio    Director
 ---------------------------
    Edward H. D'Alelio


    /s/ James J. Florio       Director
 ---------------------------
      James J. Florio


    /s/ Cezar M. Froelich     Director
 ---------------------------
     Cezar M. Froelich


    /s Morton E. Handel       Director
 ---------------------------
     Morton E. Handel

    /s/ Michael A. Kramer     Director
----------------------------
   Michael A. Kramer


    /s/ Don M. Thomas         Director
----------------------------
     Don M. Thomas

                                  EXHIBIT INDEX

      EXHIBIT NO.        DESCRIPTION

         4.1      -   Restated Certificate of Incorporation of Trump
                      Entertainment Resorts, Inc., dated May 20, 2005
                      (incorporated by reference to Exhibit 3.1 to the Company's
                      Current Report filed on Form 8-K with the Commission on May 26, 2005) (SEC File Nos. 000-51332; 001-13794)

         4.2      -   Amended and Restated By-laws of Trump Entertainment
                      Resorts, Inc. as of May 20, 2005 (incorporated by reference to Exhibit 3.1 to the Company's Current Report filed on Form 8-K with the Commission on May 26, 2005)
                      (SEC File Nos. 000-51332; 001-13794)

         5        -   Opinion of Weil, Gotshal & Manges LLP*

         23.1     -   Consent of Ernst & Young LLP*

         23.2     -   Consent of Weil, Gotshal & Manges LLP (included in its
                      opinion which appears as Exhibit 5 to this Registration
                      Statement)*

         24       -   Power of Attorney (included as part of the signature page
                      to this Registration Statement and incorporated herein by reference)*

         99.1     -   Trump Entertainment Resorts, Inc. 2005 Incentive Award
                      Plan (incorporated by reference to the Company's Proxy
                      Statement on Schedule 14A filed with the Commission on September 9, 2005) (SEC File Nos. 000-51332; 001-13794)

_____________________
* Filed herewith.